Exhibit 99.1

For Immediate Release

Contact:    John J. Haines
Franklin Electric Co., Inc.
260.824.2900

FRANKLIN ELECTRIC APPOINTS PAUL CHHABRA AS
VICE PRESIDENT, GLOBAL PRODUCT SUPPLY

Fort Wayne, Indiana - April 3, 2018 - Franklin Electric Co., Inc. (NASDAQ: FELE) announced today the appointment of Paul N. Chhabra as Vice President, Global Product Supply. Mr. Chhabra will be responsible for overseeing the Company’s global operations and integrated supply chain, encompassing purchasing, manufacturing, distribution, planning, and logistics. Mr. Chhabra will play an integral role in the implementation of an effective and efficient operations and supply chain organization.

Mr. Chhabra has over fifteen years of experience in global supply chain and manufacturing management most recently as the Vice President, Global Supply Chain, Semiconductor and Service divisions for Applied Material, Inc. Mr. Chhabra earned a bachelor’s degree in Engineering from the University of Illinois, a master’s degree and PhD in Engineering from Purdue University, and a MBA from the University of California at Berkeley.

Gregg Sengstack, Franklin Electric’s Chairman and Chief Executive Officer, commented:

“We are pleased to have Paul join our Executive Leadership team. Paul has demonstrated a strong track record of materially improving operating results in growing organizations. Paul’s role will enable him to be an integral and transformative leader of Franklin Electric.”

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases,  raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2017, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.